MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10K of Timberjack Sporting Supplies, Inc., of our report dated November 3, 2008 on our audit of the financial statements of Timberjack Sporting Supplies, Inc. as of September 30, 2008 and 2007, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years ended September 30, 2008, 2007 and inception on September 8, 2005 through September 30, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

November 7, 2008

6490 West Desert Inn Rd, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501